Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the acquisition of Lender Performance Group, LLC, a Delaware limited liability company, (“PrecisionLender”), Lender Performance Group Blocker, LLC, a Delaware limited liability company (“Blocker A”), LPGB, Inc., a Delaware corporation (“Georgian Blocker”), Insight (Delaware) PL Blocker Corporation, a Delaware corporation (“Insight Blocker A”), Insight (Cayman) PL Blocker Corporation, a Delaware corporation (“Insight Blocker B” and together with Blocker A, Georgian Blocker and Insight Blocker A, each a “Blocker” and collectively the “Blockers”) pursuant to the Agreement and Plan of Merger, dated September 30, 2019 (the “Merger Agreement”), by and among Q2 Software Inc., a Delaware corporation and a wholly-owned subsidiary of Q2 Holdings, Inc. (“Q2” or the “Company”), PrecisionLender, the Blockers, and the other parties thereto. Pursuant to the Agreement and Plan of Merger, the Company agreed to pay approximately $510.0 million (the “Merger Consideration”) in cash upon closing for all of the outstanding equity interests of PrecisionLender and the Blockers.

The unaudited pro forma combined financial information primarily gives effect to the following adjustments:

•	Application of the acquisition method of accounting in connection with the business combination to reflect the fair value of the purchase consideration;

•	Stock compensation granted to PrecisionLender’s management team in connection with the business combination;

•	Amortization of intangible assets acquired in connection with the business combination; and

•	Conforming PrecisionLender’s accounting policies with the Company’s adoption of ASU No. 2016-02, “Leases (Topic 842)” as of January 1, 2019.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 is presented herein. The unaudited pro forma combined statement of operations combines the historical results of the Company for the year ended December 31, 2019 and PrecisionLender for the ten months ended at the acquisition date of October 31, 2019, and gives effect to the business combination as if it occurred on January 1, 2019. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the PrecisionLender Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined entity’s results.

The unaudited pro forma combined statement of operations presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined statement of operations is presented for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combination occurred as of the dates indicated or what the results would be for any future periods.

The unaudited pro forma combined statement of operations was prepared in accordance with Article 11 of Regulation S-X. The PrecisionLender Acquisition has been reflected in the unaudited pro forma combined statement of operations as a business combination using the acquisition method of accounting, in accordance with Accounting Standards Codification, or ASC, Topic 805, “Business Combinations,” under accounting principles generally accepted in the United States, or GAAP. Under these accounting standards, the total purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined financial information.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein.

The unaudited pro forma combined statement of operations is derived from the historical financial statements of the Company and PrecisionLender, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma combined statement of operations, (2) the Company’s audited financial statements and related footnotes for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K, filed with the SEC on February 21, 2020, and (3) PrecisionLender’s audited financial statements and related footnotes for the fiscal years ended December 31, 2018 and December 31, 2017, included as Exhibit 99.1 within the Company’s Current Report on Form 8-K/A, filed with the SEC on January 3, 2020.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those that are reflected in the unaudited pro forma combined statement of operations due to many factors, including the effects of incremental costs incurred to integrate the two companies. The unaudited pro forma combined statement of operations does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies, synergies, or other restructuring that may result from the acquisition.

Q2 HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Historical
	Year Ended December 31, 2019	Ten Months Ended October 31, 2019
	Q2	PrecisionLender	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenues	$315,484	$18,526	$(6,243)	(a)	$327,767
Cost of revenues	162,485	8,322	12,449	(b), (c), (e)	183,256

Gross profit	152,999	10,204	(18,692)		144,511
Operating expenses:
Sales and marketing	63,947	4,867	351	(c), (e)	69,165
Research and development	76,273	7,670	630	(c), (e)	84,573
General and administrative	56,739	10,666	196	(c), (e)	67,601
Acquisition related costs	16,027	6,093	(16,116)	(d)	6,004
Amortization of acquired intangibles	6,339	—	12,006	(b)	18,345
Unoccupied lease charges	420	—	—		420

Total operating expenses	219,745	29,296	(2,933)		246,108

Loss from operations	(66,746)	(19,092)	(15,759)		(101,597)
Other income (expense):
Interest and other income	3,672	(373)	—		3,299
Interest and other expense	(20,290)	(233)	(33)	(f)	(20,556)

Total other income (expense), net	(16,618)	(606)	(33)		(17,257)

Loss before income taxes	(83,364)	(19,698)	(15,792)		(118,854)
Benefit from (provision for) income taxes	12,487	—	(14,993)	(g)	(2,506)

Net loss	$(70,877)	$(19,698)	$(30,785)		$(121,360)

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	223	—	—		223
Foreign currency translation adjustment	(172)	29	—		(143)

Comprehensive loss	$(70,826)	$(19,669)	$(30,785)		$(121,280)

Net loss per common share, basic and diluted	$(1.53)				$(2.63)

Weighted average common shares outstanding:
Basic and diluted	46,198				46,198

See accompanying Notes to unaudited pro forma combined financial information

Note 1 - Basis of Pro Forma Presentation

The historical combined consolidated statement of operations has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger.

The unaudited pro forma combined consolidated statement of operations included herein was derived from the Company’s and PrecisionLender’s historical consolidated financial statements, which were both prepared in accordance with GAAP. In order to conform the PrecisionLender historical consolidated financial statements to our financial statement presentation, we have reclassified certain line items within the PrecisionLender historical consolidated financial statements. Reclassifications mainly relate to conforming the names of the financial statement line items from PrecisionLender’s to the Company’s presentation.

The unaudited pro forma combined consolidated statement of operations has been prepared using the Company’s significant accounting policies as set forth in the audited consolidated financial statements for the fiscal year ended December 31, 2019, as updated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Based on the procedures performed to date, the accounting policies of PrecisionLender are similar in most material respects to the Company’s accounting policies.

PrecisionLender had not adopted Topic 842 whereas such standard was adopted by the Company as of January 1, 2019, and accordingly pro forma adjustments were required to conform PrecisionLender’s accounting policies with the Company’s. The primary impacts of adopting Topic 842 relate to the consolidated balance sheets as most of the operating lease commitments will be subject to the standard and recognized as right-of-use assets and corresponding operating lease liabilities upon the adoption of Topic 842, which will increase the total assets and total liabilities that the Company reports relative to such amounts prior to adoption and impacted the amount amortization and interest expense related to the right-of-use assets and corresponding lease liabilities.

Note 2 — Purchase Consideration and Purchase Price Allocation

The total purchase price is as follows (in thousands):

Preliminary Purchase Consideration
Cash purchase price	$510,000
Estimated working capital and other adjustments	8,437

Total purchase price	$518,437

At closing, the Company deposited into an escrow account $3.0 million of the initial consideration, or PL Purchase Price Escrow Amount, to compensate for any post-closing working capital adjustments. To the extent not utilized, the PL Purchase Price Escrow shall be paid to the former stockholders of PrecisionLender at the end of the 60-day adjustment period unless there are any unresolved claims remaining at that time. The Company also deposited into an escrow account $1.8 million of the initial consideration, or PL Escrow Amount, to compensate for any breach of a representation or warranty or any violation or default of any obligation by the sellers subsequent to the acquisition during a period of 18 months following the acquisition date. To the extent not utilized, the PL Escrow Amount shall be paid to the former stockholders of PrecisionLender at the end of the 18-month period unless there are any unresolved claims remaining at that time.

Following the PrecisionLender Acquisition, the Company owns all of the outstanding equity interests of PrecisionLender.

The acquisition resulted in the identification of goodwill and intangible assets, including customer relationships, non-compete agreements, trademarks, and acquired technology. The fair value of the intangible assets was based on the income approach using various methods such as with and without, relief from royalty, and multi-period excess earnings. Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from five to eight years.

Note 3 — Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments

Purchase Accounting Pro Forma Adjustments:

a)	Reflects a reduction in revenue of $6.2 million related to the estimated fair value of the acquired deferred revenue during the ten months ended October 31, 2019.

b)

Reflects an adjustment for the ten months ended October 31, 2019, for amortization expense related to the fair value of identified intangible assets with definite lives. Amortization of the intangible assets has been included in the historic results starting on the acquisition date. Since the pro forma results of operations require the transaction to be reflected as if it occurred on January 1, 2019, a pro forma adjustment has been recorded to account for the incremental amortization. The intangible assets are amortized on a straight-line basis over the useful lives of the assets. The amount of amortization expense included in cost of revenues in the pro forma combined consolidated statement of operations was $12.1 million for the ten months ended October 31, 2019. The amount of amortization expense included in operating expenses in the pro forma combined consolidated statement of operations was $12.0 million for the ten months ended October 31, 2019.

c)

Reflects an adjustment to record total stock compensation charges of $1.2 million related to restricted stock units granted by the Company to PrecisionLender employees and officers for the ten months ended October 31, 2019, for awards granted to PrecisionLender employees subject to future service requirements subsequent to the closing. The compensation expense is expected to be recorded as follows within the respective expense lines (in thousands):

	Ten Months Ended October 31, 2019
	Cost of revenues	Sales and marketing	Research and development	General and administrative
Reversal of PrecisionLender’s historical stock-based compensation expense	$(104)	$(99)	$(177)	$(55)
Post-combination stock-based compensation expense	382	361	648	202

Net stock-based compensation expense adjustment	$278	$262	$471	$147

d)	Reflects the impact of transaction expenses and employee retention bonuses incurred for the ten months ended October 31, 2019 related to the PrecisionLender acquisition.

e)

Reflects the amortization and interest expense related to the right-of-use assets and corresponding lease liabilities to conform PrecisionLender’s accounting policies with the Company’s adoption of Topic 842.

f)	Reflects the elimination of historical interest expense during the ten months ended October 31, 2019, associated with PrecisionLender’s debt repaid by the Company in connection with the acquisition.

g)

Reflects the adjustment for the non-recurring reduction in the valuation allowance amount. Because PrecisionLender will be included in the Company’s consolidated tax return following the acquisition, the Company has determined that the deferred tax liabilities related to the acquisition provide sufficient taxable income to realize an equal amount of the Company’s deferred tax assets resulting in a reduction in the valuation allowance and no net increase to the Company’s deferred tax liabilities beyond the amount related to amortization of tax deductible goodwill.